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Exhibit (a)(1)(iii)

Cephalon, Inc.

Invites Holders of Its

Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008
(CUSIP Nos. 156708 AF 6 and 156708 AG 4)
and
Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010
(CUSIP Nos. 156708 AH 2 and 156708 AJ 8)

To Exchange Their Notes for

Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008
(CUSIP Nos. 156708 AM 1 and 156708 AK 5)
and
Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010
(CUSIP Nos. 156708 AN 9 and 156708 AL 3)

THE EXCHANGE OFFER WILL EXPIRE AT 9:00 A.M., NEW YORK CITY TIME, ON DECEMBER 15, 2004, UNLESS EXTENDED BY THE COMPANY WITH RESPECT TO EITHER OR BOTH SERIES OF NOTES (SUCH TIME AND DATE, AS EXTENDED, THE "EXPIRATION DATE"). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To: Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        Cephalon, Inc. (the "Company") is offering, upon and subject to the terms and conditions set forth in the Offer to Exchange, dated November 16, 2004 (as amended or supplemented from time to time, the "Offer to Exchange"), and the related Letter of Transmittal (the "Letter of Transmittal"), to exchange (the "Exchange Offer") $1,000 in principal amount of Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008 (the "New 2008 Notes"), for each $1,000 in principal amount of Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2008 (the "Old 2008 Notes"), of the Company held by the registered holders thereof, and $1,000 in principal amount of Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010 (the "New 2010 Notes" and, together with the New 2008 Notes, the "New Notes"), for each $1,000 in principal amount of Zero Coupon Convertible Subordinated Notes due June 15, 2033, First Putable June 15, 2010 (the "Old 2010 Notes" and, together with the Old 2008 Notes, the "Old Notes"), of the Company held by the registered holders thereof. Capitalized terms used but not defined herein are defined in the Letter of Transmittal. The Exchange Offer is subject to important conditions as described in the Offer to Exchange.

        We are requesting that you contact your clients for whom you hold Old Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names, we are enclosing the following documents:

  1.
  The Offer to Exchange, dated November 16, 2004.

  2.
  The Letter of Transmittal for your use and for the information of your clients.

  3.
  A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if time will not permit all required documents to reach U.S. Bank National Association, the exchange agent for the Exchange Offer (the "Exchange Agent"), prior to the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

  4.
  A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

        A substitute Form W-8 BEN, containing information for non-U.S. holders relating to United States federal income tax withholding, will be made available by the Exchange Agent upon your request.

        Your prompt action is requested. The Exchange Offer will expire at 9:00 a.m., New York City time, on the Expiration Date. Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. New Notes will not be issued in exchange for Old Notes so withdrawn.

        To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or manually signed facsimile thereof), or an electronic confirmation pursuant to The Depository Trust Company's Automated Tender Offer Program ("ATOP") system, with any required signature guarantees and any other required documents, should be sent to the Exchange Agent, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange.

        If a Holder of Old Notes desires to tender, but the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the section of the Offer to Exchange titled "The Exchange Offer—Guaranteed Delivery Procedures."

        The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Exchange and the related documents to the beneficial owners of Old Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all stock transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in Instruction 5 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Morrow & Co., Inc., the Information Agent for the Exchange Offer, at the address and phone number set forth below:

Morrow & Co., Inc.
445 Park Avenue, 5th Floor
New York, NY 10022
E-mail: ceph.info@morrowco.com
Banks and Brokerage Firms, Please Call (800) 654-2468
Noteholders, Please Call (800) 607-0088
All Others Call Collect: (212) 754-8000

Very truly yours,

Cephalon, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.

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  Exhibit (a)(1)(iii)